For Immediate Release
Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2013 Results,
Meets or Exceeds Full Year Financial Guidance

Delivers Fourth Quarter Growth in Net Sales, Adjusted EPS and Adjusted EBITDA

Expects 5th Consecutive Year of Record Performance from Legacy Business in Fiscal 2014, Along with Higher Results from HHI Acquisition

Net Cash Provided from Operating Activities After Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to At Least $350 Million in Fiscal 2014

Middleton, WI, November 21, 2013 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced a record performance for fiscal 2013 ended September 30, 2013 with results that met or exceeded financial guidance. The Company’s record fiscal 2013 results were highlighted by a strong fourth quarter, including improved net sales, adjusted earnings per share and adjusted EBITDA. The Global Pet Supplies and Home and Garden segments delivered record years in fiscal 2013.

Spectrum Brands said it expects a fifth consecutive year of record profitability from its legacy business in fiscal 2014 along with continuing growth from the acquired HHI business. The Company plans to reduce debt by at least $250 million in fiscal 2014 and expects free cash flow to increase to at least $350 million, up significantly from a record $254 million in fiscal 2013 and $208 million in fiscal 2012.

Fiscal 2013 Results Highlights:

•
Net sales of $4.09 billion, including the acquired HHI business, increased 25.6 percent in fiscal 2013 versus $3.25 billion a year ago; including HHI on a pro forma basis for all of both fiscal 2013 and fiscal 2012, net sales increased 1.2 percent and 1.7 percent excluding the negative impact of foreign exchange.

•
Net sales of $1.14 billion in the fourth quarter of fiscal 2013 grew 4.4 percent versus a year ago, including HHI on a pro forma basis for the prior year period; legacy Spectrum Brands, which excludes HHI, reported a 1.4 percent increase in fiscal 2013 fourth quarter net sales, and 2.1 percent excluding the negative impact of foreign exchange.

•
Net loss of $55.2 million and diluted loss per share of $1.06 in fiscal 2013, due entirely to $122.2 million of costs and expenses related to the extinguishment of $950 million of senior secured notes in the fourth quarter, compared to net income of $48.6 million and diluted income per share of $0.91 in fiscal 2012.

•
Adjusted diluted earnings per share, a non-GAAP measure, of $2.98 in fiscal 2013 decreased from $3.21 last year, including HHI in the prior year period on a pro forma basis, due to a $14.7 million increase in non-cash stock compensation expense driven by employee stock-based award programs.

•	Adjusted diluted earnings per share in the fourth quarter of fiscal 2013 increased 6.0 percent to $0.88 versus $0.83 a year earlier, including HHI in the prior year period on a pro forma basis.

•
Adjusted EBITDA of $677.1 million in fiscal 2013 grew 1.3 percent compared to last year, including HHI as if acquired at the beginning of fiscal 2012, and 4.7 percent excluding the negative impact of foreign exchange; adjusted EBITDA in fiscal 2013 was $646.8 million, excluding the pre-acquisition earnings of HHI.

•
Legacy Spectrum Brands delivered record adjusted EBITDA for the 4th consecutive year with growth of 2.1 percent to $495.5 million in fiscal 2013 versus fiscal 2012, and 6.1 percent excluding the negative impact of foreign exchange; legacy business fiscal 2013 adjusted EBITDA margin of 15.4 percent was a record annual level.

•	Adjusted EBITDA of $184.7 million in the fourth quarter of fiscal 2013 improved 3.3 percent compared to $178.8 million, including HHI in the prior year period on a pro forma basis.

•
Legacy business reported a 3.6 percent increase in adjusted EBITDA to $130.3 million in the fourth quarter of fiscal 2013, the 12th consecutive quarter of year-over-year adjusted EBITDA growth; excluding the negative impact of foreign exchange, legacy Spectrum Brands’ adjusted EBITDA grew 10.2 percent versus $125.8 million last year.

•	Strong liquidity position at fiscal 2013 year-end with a cash balance of approximately $207 million and zero cash drawn on ABL facility.

•
Fiscal 2014 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) expected to be at least $350 million compared to $254 million and $208 million in fiscal 2013 and fiscal 2012, respectively.

•
Company expects to use its strong free cash flow to reduce debt by at least $250 million and reduce its balance sheet leverage in the second half of fiscal 2014, consistent with the seasonality of its cash flows.

“We’re pleased to report record performance for fiscal 2013, including a strong finish with solid growth in the fourth quarter,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “HHI has delivered better-than-expected results since its December 17, 2012 acquisition, and its integration into Spectrum Brands has been smooth and is essentially complete, months ahead of schedule. Our Global Pet and Home and Garden businesses reported record years, while Europe was a particularly bright spot in fiscal 2013.

“We executed well on our global operating plans and strategic objectives in fiscal 2013,” Mr. Lumley said. “At the same time, we overcame significant adversity in the form of $23 million of negative foreign currency impacts on our adjusted EBITDA, challenging global economies, sluggish spending by still cautious and financially stretched consumers, tighter retailer inventory levels and reorder rates, unusual and disruptive weather patterns, and sustained and increased competitor discounting and promotions in certain of our businesses.

“The resilience of our businesses in today’s difficult global environment is a testament to our operating model, go-to-market strategies, brand strength and diversity, and strong retailer relationships around the world,” he said. “Our Spectrum Value Model is working effectively, and we continue to believe that value is winning with retailers and customers in the marketplace. Our continuous improvement cost savings in fiscal 2013 reached a record level, more than offsetting higher product costs and helping us to invest in a stream of exciting new products, some of which are launching now with more to follow in the months ahead.

“Our legacy business achieved a fourth consecutive year of adjusted EBITDA growth and margin improvement in fiscal 2013, while free cash flow increased to $254 million with expectations for at least $350 million of free cash flow in fiscal 2014,” he said. “We also met our objective to reduce term debt by $200 million.

“With our largely non-discretionary, non premium-priced replacement products,” Mr. Lumley said, “we will continue to pursue volume growth, new retailers, retail distribution gains, new products, cross-selling opportunities, geographic expansion, and select pricing actions while maintaining strict spending controls and achieving investment paybacks from our global cost improvement initiatives.

“With momentum from our record fiscal 2013 performance and the continuing accretion from our HHI acquisition, we are focused on delivering yet another year of steady, measured financial improvement, including a strong increase in free cash flow, in fiscal 2014,” he said. “Our commitment remains to create greater shareholder value, with a focus on growing our adjusted EBITDA, reducing debt and deleveraging, and maximizing sustainable free cash flow.”

Fiscal 2013 Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $4.09 billion for fiscal 2013, an increase of 25.6 percent compared to $3.25 billion for fiscal 2012. The improvement was the result of the HHI acquisition completed on December 17, 2012. Including HHI on a pro forma basis as if a part of the Company for all of both fiscal years, net sales of $4.28 billion in fiscal 2013 increased 1.2 percent compared to $4.23 billion last year, and 1.7 percent excluding the negative impact of foreign exchange.

Excluding HHI, net sales for legacy Spectrum Brands of $3.22 billion in fiscal 2013 decreased 0.9 percent versus $3.25 billion in fiscal 2012. The sales decline was primarily attributable to the planned and continuing exit of low-margin promotions in North American small appliances, which totaled approximately $45 million, partially offset by record net sales in the Global Pet Supplies and Home and Garden segments. Excluding the negative impact of foreign exchange of $18.7 million, net sales for legacy Spectrum Brands were essentially unchanged.

Gross profit and gross profit margin for fiscal 2013 of $1.39 billion and 34.0 percent, respectively, compared to $1.12 billion and 34.3 percent last year. The slight decline in gross profit margin was due to a $31 million increase in cost of goods sold from the sale of inventory that was revalued in connection with the HHI acquisition, which offset improvements to gross profit from the exit of low-margin products in North American small appliances. Gross profit margin for legacy Spectrum Brands in fiscal 2013 increased to 34.8 percent compared to 34.3 percent in fiscal 2012.

Spectrum Brands reported a GAAP net loss of $55.2 million, or $1.06 diluted loss per share, for fiscal 2013 on average shares and common stock equivalents outstanding of 52.0 million. In fiscal 2012, the Company reported net income of $48.6 million, or $0.91 diluted income per share, on average shares and common stock equivalents outstanding of 53.3 million. The fiscal 2013 net loss was due entirely to $122.2 million of costs and expenses related to the extinguishment of $950 million of senior secured notes in the fourth quarter. Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $2.98 for fiscal 2013, a decrease compared to $3.21 in the prior year due to a $14.7 million increase in non-cash stock compensation expense driven by employee stock-based award programs.

Adjusted EBITDA, a non-GAAP measure, of $677.1 million in fiscal 2013 increased 1.3 percent compared to adjusted EBITDA in fiscal 2012 of $668.4 million, including HHI as if acquired by Spectrum Brands at the beginning of each fiscal year. Adjusted EBITDA in fiscal 2013 was $646.8 million, excluding the pre-acquisition earnings of HHI. Excluding the negative impact of foreign currency, adjusted EBITDA in fiscal 2013 increased 4.7 percent. Adjusted EBITDA as a percentage of net sales of 15.8 percent was unchanged from the previous year. For the fourth consecutive year, legacy Spectrum

Brands delivered record adjusted EBITDA for fiscal 2013 of $495.5 million, a 2.1 percent increase compared to $485.3 million in fiscal 2012. Excluding the negative impact of foreign exchange of $19.2 million, legacy Spectrum Brands’ adjusted EBITDA for fiscal 2013 increased 6.1 percent versus the prior year. Adjusted EBITDA as a percentage of net sales for legacy Spectrum Brands in fiscal 2013 improved to a record level of 15.4 percent compared to 14.9 percent last year. Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.
Fiscal 2013 Fourth Quarter Consolidated Financial Results
Consolidated net sales of $1.14 billion for the fourth quarter of fiscal 2013 increased 36.6 percent compared to $832.6 million for the same period in fiscal 2012. The increase was predominantly the result of the HHI acquisition and, to a lesser degree, higher revenues in the Home and Garden segment. Including the full prior year’s fourth quarter results for HHI on a pro forma basis, net sales of $1.14 billion in the fourth quarter of fiscal 2013 increased 4.4 percent compared to $1.09 billion in the year-ago quarter.
Excluding HHI, net sales for legacy Spectrum Brands of $843.9 million in the fourth quarter of fiscal 2013 increased 1.4 percent versus $832.6 million in the prior-year quarter as a result of higher revenues in the Home and Garden segment. Excluding a negative foreign exchange impact of $5.7 million, legacy Spectrum Brands’ net sales in the fourth quarter of fiscal 2013 increased 2.0 percent.

Due entirely to $122.2 million of costs and expenses related to the extinguishment of $950 million of senior secured notes, the Company reported a GAAP net loss of $36.7 million, or $0.70 diluted loss per share, for the fourth quarter of fiscal 2013 on average shares and common stock equivalents outstanding of 52.2 million. In the fourth quarter of fiscal 2012, the Company reported GAAP net income of $5.5 million, or $0.10 diluted income per share, on average shares and common stock equivalents outstanding of 53.1 million. Adjusted for certain items in both years’ fourth quarter, which are presented in Table 3 of this press release, the Company generated adjusted diluted earnings per share of $0.88 in the fourth quarter of fiscal 2013, an increase of 6.0 percent compared to $0.83 last year.

Adjusted EBITDA of $184.7 million in the fourth quarter of fiscal 2013 increased 3.3 percent compared to $178.8 million a year ago, including HHI in the prior year period on a pro forma basis. Legacy Spectrum Brands adjusted EBITDA of $130.3 million in the fourth quarter of fiscal 2013 increased 3.6 percent versus the prior year and represented the 12th consecutive quarter of year-over-year adjusted EBITDA growth, starting with the first quarter of fiscal 2011. Excluding the negative impact of foreign exchange of $8.3 million, legacy Spectrum Brands’ adjusted EBITDA in the fourth quarter of 2013 increased 10.2 percent versus $125.8 million in the prior year. Adjusted EBITDA as a percentage of net sales for legacy Spectrum Brands in the fourth quarter improved to 15.4 percent compared to 15.1 percent last year.

Fiscal 2013 Fourth Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2013 fourth quarter net sales of $577.3 million versus $580.0 million in the year-ago period. Net sales were negatively impacted by the planned and continued elimination of low-margin promotions in North American small electrical appliances, which totaled approximately $5 million. Fiscal 2013 fourth quarter segment sales were negatively impacted by $5.0 million of foreign exchange. Excluding the negative foreign exchange impact, net sales for the segment increased slightly quarter-over-quarter.

Global battery sales for the fourth quarter of fiscal 2013 were $253.6 million compared to $264.4 million for the fourth quarter of fiscal 2012. Tighter retailer inventory levels and reorder rates, along with significant competitor discounting, continued to impact the North American battery market. Rayovac® growth was achieved in a key, non-Nielsen measured channel. European VARTA® battery business growth was driven by favorable foreign exchange. The Latin American battery business was adversely impacted by tighter Brazilian retailer inventory management, partially offset by successful new lighting product launches.

Net sales for the global personal care product category of $126.9 million in the fourth quarter of fiscal 2013 increased 6.1 percent versus $119.7 million last year. Significantly increased revenues in Europe and Latin America drove the improvement. North American revenues were unchanged despite the ongoing, negative impact of a one-time shaving and grooming category shelf space reduction at a major retailer. Excluding a negative foreign exchange impact of $0.7 million, net sales for the global personal care product category grew 6.7 percent in the fourth quarter of fiscal 2013.

The small appliances product category reported net sales in the fourth quarter of fiscal 2013 of $196.8 million versus $195.9 million in the fourth quarter of fiscal 2012. A double-digit increase in net sales in Europe offset essentially flat revenues in North America, which were adversely impacted by the planned and continued elimination of low-margin promotions totaling nearly $5 million. The elimination of low-margin promotions contributed significantly to a 500 basis point improvement in North American small appliance gross margins quarter-over-quarter, which followed 330, 450 and 350 basis point improvements in gross margin percentage from this strategic initiative in the first, second and third quarters of fiscal 2013, respectively. Excluding a negative foreign exchange impact of $3.6 million, net sales for the small appliances product category increased 2.3 percent in the fourth quarter of fiscal 2013.

With segment net income, as adjusted, of $54.8 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $77.3 million for the fourth quarter of fiscal 2013 compared to adjusted EBITDA of $77.1 million in the year-earlier quarter, when segment net income was $55.2 million. Excluding an unfavorable foreign exchange impact of $6.8 million, segment adjusted EBITDA increased 9.1 percent in the fourth quarter of fiscal 2013.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $165.2 million for the fourth quarter of fiscal 2013 compared to $166.5 million last year. Higher North American and European companion animal net sales were more than offset by lower North American aquatics due to category softness. Excluding an unfavorable foreign exchange impact of $0.7 million, net sales were essentially unchanged versus the prior year’s quarter.

Segment net income, as adjusted, was $25.9 million for the fourth quarter of fiscal 2013 versus $23.1 million a year ago. Fourth quarter adjusted EBITDA of $35.8 million increased slightly compared to $35.7 million in fiscal 2012. The adjusted EBITDA margin as a percentage of net sales improved to 21.7 percent in the fourth quarter versus 21.4 percent last year. Excluding a negative foreign exchange impact of $1.1 million, segment adjusted EBITDA increased 3.4 percent in this year’s fourth quarter.
The Global Pet Supplies segment achieved record net sales of $621.8 million and record adjusted EBITDA of $120.0 million in fiscal 2013, resulting in a record annual adjusted EBITDA margin of 19.3 percent.
Home and Garden

The Home and Garden segment reported record fourth quarter net sales of $101.4 million, an increase of 17.8 percent compared to $86.1 million in fiscal 2012. Revenues increased in each of the segment’s three product categories - lawn and garden controls, household insect controls, and outdoor repellents - as a result of strong POS and related retailer orders driven by the extended selling season and favorable weather conditions.
The segment recorded fiscal 2013 fourth quarter net income, as adjusted, of $18.7 million versus $11.9 million in the prior year’s quarter. Record fourth quarter adjusted EBITDA of $21.8 million increased 26.0 percent versus $17.3 million a year ago due to increased gross profit from higher net sales coupled with lower operating costs as a result of expense management initiatives. The adjusted EBITDA margin as a percentage of net sales in the fourth quarter improved to 21.5 percent compared to 20.1 percent last year.
Strong fourth quarter results enabled the Home and Garden segment to achieve record annual net sales of $390.6 million and record annual adjusted EBITDA of $90.1 million in fiscal 2013, resulting in a record annual adjusted EBITDA margin of 23.1 percent.
Hardware & Home Improvement
In its third full quarter since its acquisition by Spectrum Brands on December 17, 2012, the Hardware & Home Improvement (HHI) segment recorded net sales of $293.8 million, an increase of 14.4 percent compared to $256.8 million on a pro forma basis as if combined with Spectrum Brands in the year-ago quarter. The revenue growth was primarily driven by HHI’s U.S. residential security and plumbing businesses. The segment recorded net income, as adjusted, of $38.3 million in the fourth quarter of fiscal 2013. Adjusted EBITDA in the fourth quarter of fiscal 2013 was $54.4 million, which was tempered by planned and additional spending on new product development and marketing, compared to $53.0 million last year.

Liquidity and Debt Reduction

The Company completed fiscal 2013 on September 30, 2013 with a solid liquidity position, including a cash balance of approximately $207 million and zero cash drawn on its ABL facility.

As of the end of fiscal 2013, the Company had approximately $3,231 million of debt outstanding at par, consisting of a series of secured Term Loans in the aggregate of $1,745 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $96 million of capital leases and other obligations.  In addition, there was approximately $37 million of letters of credit outstanding.

As a result of solid earnings and strong working capital management, the Company generated record annual free cash flow in fiscal 2013 of approximately $254 million, surpassing its goal of at least $240 million and its fiscal 2012 free cash flow of $208 million.

The Company made in excess of $200 million of payments on its term debt during fiscal 2013.  This resulted in leverage (total debt to pro forma adjusted EBITDA) of approximately 4.8 times at the end of fiscal 2013.  Excluding incremental debt incurred related to the refinancing of the 9.5% senior secured notes in the fourth quarter, leverage would have been approximately 4.5 times, consistent with previous guidance.

Fiscal 2014 Outlook

Spectrum Brands expects fiscal 2014 net sales, as reported and at current foreign exchange rates, to increase at or above the rate of GDP compared to fiscal 2013 net sales, including HHI in the prior year period on a pro forma basis. Fiscal 2014 free cash flow is expected to be at least $350 million and capital expenditures are projected to be approximately $70 million to $75 million. The Company expects to reduce term debt by at least $250 million in fiscal 2014.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 21. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 88028054. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website. A telephone replay of the conference call will be available through Tuesday, December 5. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and twelve months ended September 30, 2013 versus the three months and twelve months ended September 30, 2012. See attached Table 6, “Reconciliation of Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2013. See attached Table 7, “Reconciliation of Forecasted Cash Flow from Operating Activities to

Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2014. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2014 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2013 and September 30, 2012
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			TWELVE MONTHS
	F2013	F2012	% INC	F2013	F2012	% INC

Net sales	$1,137.7	$832.6	36.6%	$4,085.6	$3,252.4	25.6%
Cost of goods sold	735.9	551.1		2,685.3	2,126.9
Restructuring and related charges	5.3	1.5		10.0	9.8
Gross profit	396.5	280.0	41.6%	1,390.3	1,115.7	24.6%

Selling	172.0	129.7		637.0	521.2
General and administrative	88.8	60.7		286.4	218.8
Research and development	11.8	9.3		43.3	33.1
Acquisition and integration related charges	7.9	10.4		48.4	31.1
Restructuring and related charges	1.0	2.3		24.0	9.8

Total operating expenses	281.5	212.4		1,039.1	813.9

Operating income	115.0	67.6		351.2	301.8

Interest expense	183.9	41.8		375.6	191.9
Other (income) expense, net	(4.5)	(1.3)		3.5	0.9

(Loss) income from continuing operations before income taxes	(64.4)	27.1		(27.9)	109.0

Income tax (benefit) expense	(27.6)	21.6		27.4	60.4

Net (loss) income	(36.8)	5.5		(55.3)	48.6

Less: Net loss attributable to noncontrolling interest, net of tax	(0.1)	—		(0.1)	—

Net (loss) income attributable to controlling interest	$(36.7)	$5.5		$(55.2)	$48.6

Average shares outstanding (a)	52.2	51.4		52.0	51.6

Basic (loss) income per share attributable to controlling interest	$(0.70)	$0.11		$(1.06)	$0.94

Average shares and common stock equivalents outstanding (a) (b)	52.2	53.1		52.0	53.3

Diluted (loss) income per share attributable to controlling interest	$(0.70)	$0.10		$(1.06)	$0.91

Cash dividends declared and paid per common share	$0.25	$1.00		$0.75	$1.00

(a) Per share figures calculated prior to rounding.
(b) For the three and twelve months ended September 30, 2013, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three and twelve months ended September 30, 2013 and September 30, 2012
(Unaudited)
($ in millions)

Supplemental Financial Data	F2013	F2012
Cash and cash equivalents	$207.3	$158.0

Trade receivables, net	$481.3	$335.3
Days Sales Outstanding (a)	36	33

Inventory	$632.9	$452.6
Inventory Turnover (b)	4.0	4.1

Total debt	$3,218.9	$1,669.3

	THREE MONTHS		TWELVE MONTHS
Supplemental Cash Flow Data	F2013	F2012	F2013	F2012

Depreciation and amortization, excluding amortization of debt issuance costs	$51.0	$42.7	$183.7	$133.8

Capital expenditures	$36.8	$13.7	$82.0	$46.8

	THREE MONTHS		TWELVE MONTHS
Supplemental Segment Sales & Profitability	F2013	F2012	F2013	F2012

Net Sales
Global Batteries & Appliances	$577.3	$580.0	$2,203.6	$2,249.9
Global Pet Supplies	165.2	166.5	621.8	615.5
Home and Garden Business	101.4	86.1	390.5	387.0
Hardware & Home Improvement	293.8	—	869.6	—
Total net sales	$1,137.7	$832.6	$4,085.6	$3,252.4

Segment Profit
Global Batteries & Appliances	$55.8	$58.7	$237.5	$244.4
Global Pet Supplies	28.3	28.1	91.1	85.9
Home and Garden Business	18.8	13.1	78.5	73.6
Hardware & Home Improvement	42.2	—	88.7	—
Total segment profit	145.1	99.9	495.8	403.9

Corporate	15.9	18.1	62.1	51.5
Acquisition and integration related charges	7.9	10.4	48.4	31.1
Restructuring and related charges	6.3	3.8	34.0	19.6
Interest expense	183.9	41.8	375.6	191.9
Other expense (income), net	(4.5)	(1.3)	3.5	0.9

(Loss) income from continuing operations before income taxes	$(64.4)	$27.1	$(27.9)	$109.0

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges and HHI Business inventory step-up) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Income Per Share
For the three and twelve months ended September 30, 2013 and September 30, 2012
(Unaudited)

	THREE MONTHS				TWELVE MONTHS
	F2013		F2012		F2013		F2012
Diluted (loss) income per share, as reported	$(0.70)		$0.10		$(1.06)		$0.91

Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		0.33	(a)	0.06	(a)	0.93	(a)
Acquisition and integration related charges	0.10	(b)	0.13	(d)	0.59	(c)	0.38	(e)
Restructuring and related charges	0.08	(f)	0.04	(g)	0.42	(f)	0.24	(g)
Debt refinancing costs	1.49	(h)	—		1.85	(i)	0.33	(j)
Purchase accounting inventory adjustment	—		—		0.38	(k)	—
Venezuela devaluation	—		—		0.02	(l)	—
Income taxes	(0.09)	(m)	0.23	(n)	0.70	(m)	0.42	(n)
Share dilution assumption	—	(o)	—		0.02	(o)	—
	1.58		0.73		4.04		2.30

Diluted income per share, as adjusted	$0.88		$0.83		$2.98		$3.21

(a) For the twelve months ended September 30, 2013, and the three and twelve months ended September 30, 2012, reflects $3.2 million, $17.2 million and $49.5 million, net of tax, of pre-acquisition earnings related to the acquired HHI business. The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(b) For the three months ended September 30, 2013, reflects $5.1 million, net of tax, of Acquisition and integration related charges, as follows: (i) $3.8 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $0.5 million related to the acquisition of FURminator, consisting of integration costs; (iii) $0.5 million related to the merger with Russell Hobbs, consisting of integration costs; and (iv) $0.3 million related to the acquisition of Shaser and other acquisition activity, consisting of legal and professional fees.

(c) For the twelve months ended September 30, 2013, reflects $31.5 million, net of tax, of Acquisition and integration related charges, as follows: (i) $24.0 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $3.1 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $2.3 million related to the merger with Russell Hobbs, consisting of integration costs; and (iv) $2.1 million related to the acquisition of FURminator and other acquisition activity, consisting of integration costs.

(d) For the three months ended September 30, 2012, reflects $6.8 million, net of tax, of Acquisition and integration related charges as follows: (i) $2.6 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $1.0 million related to the acquisition of FURminator, consisting primarily of integration costs; (iii) $1.0 million related to the acquisition of Black Flag, consisting primarily of integration costs; and (iv) $2.2 million related to other acquisition activity, consisting primarily of legal and professional fees.

(e) For the twelve months ended September 30, 2012, reflects $20.2 million, net of tax, of Acquisition and integration related charges as follows: (i) $10.1 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $5.2 million related to the acquisition of FURminator, consisting primarily of integration costs and legal and professional fees; and (iii) $4.9 million related to the acquisition of Black Flag and other acquisition activity, consisting primarily of legal and professional fees.

(f) For the three and twelve months ended September 30, 2013, reflects $4.1 million and $22.1 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Rationalization Initiatives announced in Fiscal 2013 and the Global Cost Reduction Initiatives announced in Fiscal 2009.

(g) For the three and twelve months ended September 30, 2012, reflects $2.4 million and $12.7 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the three months ended September 30, 2013, reflects $79.4 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the refinancing of the Company's 9.5% Notes.

(i) For the twelve months ended September 30, 2013, reflects $98.2 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the extinguishment of the Company's 9.5% Notes and the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(j) For the twelve months ended September 30, 2012, reflects $17.9 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the extinguishment of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(k) For the twelve months ended September 30, 2013, reflects a $20.2 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(l) For the twelve months ended September 30, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

(m) For the three and twelve months ended September 30, 2013, reflects adjustments to income tax expense of $(5.0) million and $37.1 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(n) For the three and twelve months ended September 30, 2012, reflects adjustments to income tax expense of $12.1 million and $22.2 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(o) Adjustment to reflect the fully diluted net income per share, as adjusted. The US GAAP diluted net loss per share calculation does not take into account the dilutive impact of common stock equivalents as these would be antidilutive given the net loss reported. Therefore the diluted net loss per share is decreased when the dilutive impact of common stock equivalents are taken into consideration. Full dilution is used for this calculation as a result of the adjusted net income.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended September 30, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$54.9	$25.9	$18.7	$38.3	$(174.5)	$(36.7)
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) as adjusted (a)	54.8	25.9	18.7	38.3	(174.5)	(36.8)

Income tax benefit	—	—	—	—	(27.6)	(27.6)
Interest expense	—	—	—	—	183.9	183.9
Acquisition and integration related charges	1.7	0.6	—	3.3	2.3	7.9
Restructuring and related charges	3.3	1.7	0.1	1.2	—	6.3

Adjusted EBIT	59.8	28.2	18.8	42.8	(15.9)	133.7
Depreciation and amortization (b)	17.5	7.6	3	11.6	11.3	51.0

Adjusted EBITDA	$77.3	$35.8	$21.8	$54.4	$(4.6)	$184.7

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the year ended September 30, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$214.1	$77.0	$77.7	$75.0	$(499.0)	$(55.2)
Net loss attributable to non-controlling interest	(0.5)	—	—	0.4	—	(0.1)
Net income (loss), as adjusted (a)	213.6	77.0	77.7	75.4	(499.0)	(55.3)

Pre-acquisition earnings of HHI (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	27.4	27.4
Interest expense	—	—	—	—	375.6	375.6
Acquisition and integration related charges	6.1	2.2	0.1	7.4	32.6	48.4
Restructuring and related charges	14.8	11.2	0.6	6.2	1.2	34.0
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	236.5	90.4	78.4	150.3	(62.2)	493.4
Depreciation and amortization (c)	67.2	29.6	11.7	31.3	43.9	183.7

Adjusted EBITDA	$303.7	$120.0	$90.1	$181.6	$(18.3)	$677.1

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended September 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$55.2	$23.1	$11.9	$—	$(84.6)	$5.5

Pre-acquisition earnings of HHI (b)	—	—	—	53.0	—	53.0
Income tax benefit	—	—	—	—	21.6	21.6
Interest expense	—	—	—	—	41.8	41.8
Acquisition and integration related charges	3.7	1.8	1.5	—	3.4	10.4
Restructuring and related charges	0.6	3.2	(0.3)	—	0.1	3.8

Adjusted EBIT	59.5	28.1	13.1	53.0	(17.7)	136.1
Depreciation and amortization (c)	17.6	7.5	4.2	—	13.4	42.7

Adjusted EBITDA	$77.1	$35.7	$17.3	$53.0	$(4.3)	$178.8

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the year ended September 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden Business	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$221.6	$69.8	$70.6	$—	$(313.4)	$48.6

Pre-acquisition earnings of HHI (b)	—	—	—	183.1	—	183.1
Income tax expense	—	—	—	—	60.4	60.4
Interest expense	—	—	—	—	191.9	191.9
Acquisition and integration related charges	14.9	5.5	2.1	—	8.6	31.1
Restructuring and related charges	7.6	10.1	0.9	—	0.9	19.5

Adjusted EBIT	244.1	85.4	73.6	183.1	(51.6)	534.6
Depreciation and amortization (c)	63.6	27.7	13.3	—	29.2	133.8

Adjusted EBITDA	$307.7	$113.1	$86.9	$183.1	$(22.4)	$668.4

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and twelve months ended September 30, 2013 and September 30, 2012
(Unaudited)
(In millions)

	THREE MONTHS			TWELVE MONTHS
	F2013	F2012	% INC	F2013	F2012	% INC

Spectrum Brands Holdings, Inc. Net sales - as reported	$1,137.7	$832.6	36.6%	$4,085.6	$3,252.4	25.6%
HHI pre-acquisition Net sales (a)	—	256.8		191.8	973.6

Pro Forma Net Sales	$1,137.7	$1,089.4	4.4%	$4,277.4	$4,226.0	1.2%

(a) Net sales have been adjusted to reflect the acquisition of HHI as if it occurred at the beginning of each period presented. HHI pre-acquisition Net sales do not include the TLM Taiwan business as stand alone financial data is not available for the periods presented. The TLM Taiwan business is not deemed material to the Company's operating results.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Cash Flow from Operating Activities to Free Cash Flow
For the year ended September 30, 2013
(Unaudited)
($ in millions)

Net Cash provided from Operating Activities	$256

Cash interest charges related to refinancing	44

Cash acquisition transaction costs	36

Purchases of property, plant and equipment	(82)

Free Cash Flow	$254

Table 7
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow
For the year ended September 30, 2014
(Unaudited)
($ in millions)

Forecasted range:

Net Cash provided from Operating Activities	$ 420 - 425

Purchases of property, plant and equipment	(70) - (75)

Free Cash Flow	$350